Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of May 21, 2008 (the “Effective Date”) by and between Material Technologies, Inc., a Delaware corporation (“Licensor”), and Fatigue Solutions Corp., a California corporation (“Licensee”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, Licensor is the owner of all right, title, and interest in the (i) Fatigue Fuse, and (ii) Borescope  intellectual property (collectively, the “Intellectual Property”); and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a non-exclusive license to use, distribute, and sell the Intellectual Property in accordance with the terms and conditions contained in this Agreement (the “License”).

NOW THEREFORE, in consideration of the foregoing recitals and mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1
GRANT OF LICENSE

1.1           Grant of License.  Subject to the terms and conditions herein, and on the basis of the representations, warranties and agreements herein contained, Licensee agrees to receive from Licensor, and Licensor agrees to grant to Licensee, a non-exclusive License to make, have made, use and sell use, distribute, and sell the Intellectual Property.

1.2           Time and Place.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Licensor, located at 11661 San Vicente Boulevard, Suite 707, Los Angeles, California 90049, immediately upon the full execution of this Agreement, the satisfaction of all conditions, and the delivery of all required documents, or at such other time and place as the Parties mutually agree upon (which time and place are hereinafter referred to as the “Closing”).

1.3           Royalty.  In consideration for the License, Licensee shall pay to Licensor a royalty of 10% of all “Net Sales.”  Royalties payable under this Agreement shall be paid within 90 days following the last calendar quarter in which the royalties accrue.  For purposes of this Agreement, “Net Sales” shall mean Licensee’s gross receipts for the sale, use and transfer of Intellectual Property, as well as Licensee’s gross receipts for services performed by using the Intellectual Property, less the sum of (a) discounts allowed in amounts customary in the trade; (b) sales, tariff duties, or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns.

1.4           Sub-License.  Licensee may sublicense the rights granted pursuant to this Agreement without Licensor’s prior written consent.

ARTICLE 2
LICENSOR’S REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Licensor.  The Licensor represents and warrant to the Licensee, as of the Closing, that:

2.1.1	Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

2.1.2	Licensor has full power and authority to license all of the rights, title and interests contained in this Agreement; and

2.1.3	no provision of law and no contract to which Licensor is a party prevents Licensor from performing the obligations hereunder.

2.2           Disclosure.  No representation or warranty made by the Licensor in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Licensor or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of Licensor’s knowledge and belief.

2.3           Reliance.  The foregoing representations and warranties are made by the Licensor with the knowledge and expectation that the Licensee is placing reliance thereon.

ARTICLE 3
LICENSEE’S REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Licensee.  The Licensee represents and warrant to the Licensor, as of the Closing, that:

3.1.1	Licensee has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and

3.1.2	no provision of law and no contract to which Licensee is a party prevents Licensee from performing the obligations hereunder.

3.2           Disclosure.  No representation or warranty made by the Licensee in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Licensee or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of Licensee’s knowledge and belief.

3.3           Reliance.  The foregoing representations and warranties are made by the Licensee with the knowledge and expectation that the Licensor is placing reliance thereon.

ARTICLE 4
CONFIDENTIALITY & NONDISCLOSURE

4.1           Obligations.  Each Party (the “Receiving Party”) acknowledges and agrees that any business and technical information provided to the Receiving Party by the other Party (the “Disclosing Party”) hereunder constitutes the confidential and proprietary information of the Disclosing Party, and that the Receiving Party's protection thereof is essential to this Agreement and a condition to the Receiving Party's use and possession thereof.  The Receiving Party shall retain in strict confidence and not disclose to any third party (except as authorized by this Agreement) without the Disclosing Party's express written consent, any and all such information.  Licensee acknowledges and agrees that the Intellectual Property is confidential and proprietary information of Licensor.

4.2           Exceptions.  The receiving Party shall be relieved of this obligation of confidentiality to the extent any such information:

                        (i)   was in the public domain at the time it was disclosed or has become in the public domain through no fault of the Receiving Party;

                        (ii)  the Receiving Party can prove was known to the Receiving Party, without restriction, at the time of disclosure as shown by the files of the Receiving Party in existence at the time of disclosure;

                        (iii) is disclosed by the Receiving Party with the prior written approval of the Disclosing Party;

                        (iv)  the Receiving Party can prove was independently developed by the Receiving Party without any use of the Disclosing Party's confidential information and by employees or other agents of the Receiving Party who have not had access to any of the Disclosing Party's confidential information; or

                        (v)   becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party and otherwise not in violation of the Disclosing Party's rights.

4.3           Notification of Security Breach.  The Receiving Party agrees to notify the Disclosing Party promptly in the event of any breach of its security under conditions in which it would appear that the trade secrets contained in the Intellectual Property were prejudiced or exposed to loss.  The Receiving Party shall, upon request of the Disclosing Party, take all other reasonable steps necessary to recover any compromised trade secrets disclosed to or placed in the possession of the Receiving Party by virtue of this Agreement.  The cost of taking such steps shall be borne solely by the Receiving Party.

4.4           Injunctive Relief.  Each Receiving Party acknowledges that any breach of any of its obligations with respect to confidentiality or use of the Disclosing Party's confidential information hereunder is likely to cause or threaten irreparable harm to the Disclosing Party, and, accordingly, the Receiving Party agrees that in the event of such breach the Disclosing Party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

ARTICLE 5
INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

ARTICLE 5
TERM AND TERMINATION

6.1            Term.  Unless this Agreement is terminated pursuant to Article 6.2 hereof or a Party gives at least 60 days written notice to the other Party of its intent to terminate, the License granted hereunder shall remain in effect for a term of three years beginning on the date hereof.  Moreover, this Agreement shall automatically renew for succeeding terms of one year each unless either Party gives notice to the other of its intention not to renew no later than 30 days prior to the end of the then current term.  Licensee understands that after the termination of this Agreement for any reason, it shall have no right whatsoever to continue as a Licensee regardless of any undocumented continuation of the relationship with Licensor.

6.2            Cause.  This Agreement may be terminated by either Party for cause immediately upon the occurrence of any of the following events:

 (i)  If the other Party ceases to do business, or otherwise terminates its business operations;

(ii)  If the other Party shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within 60 days;

(iii)  If the other Party materially breaches any material provision of this Agreement (including, but not limited to, Article 2 hereof) and fails to cure such breach within 30 days (ten days in the case of a failure to pay and immediately in the case of a breach of Article 3 hereof) of written notice describing the breach; or

(iv)  If the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 120 days).

6.3            Absolute Rights of Termination.  Each Party understands that the rights of termination hereunder are absolute.  Neither Party shall incur any liability or compensation obligation whatsoever for any damage (including, without limitation, damage to or loss of goodwill or investment), loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party that complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expenses.

6.4            Disposition of Property.  Upon termination of this Agreement by either Party or naturally at the end of the term, all rights of Licensee hereunder shall terminate, and Licensee shall immediately return to Licensor, or destroy, at Licensor's option, all confidential information and any other related materials in its possession, custody or control, in whichever form held (including all copies or embodiments thereof), and will cease using any trademarks, service marks and other designations of Licensor.  Licensee shall certify to Licensor that the return or destruction of information has been completed within 15 days of termination.

6.5            Survival.  The provisions of Articles 4, 5, and 8 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 7
INFRINGEMENT AGAINST THIRD PARTIES

In the event that either Party learns of imitations or infringements of the Intellectual Property, that Party shall notify the other in writing of the infringements or imitations.  Licensor shall have the right to commence lawsuits against third persons arising from infringement of the Intellectual Property.  In the event that Licensor does not commence a lawsuit against an alleged infringer within 60 days of notification by Licensee, Licensee may commence a lawsuit against the third party.  Before filing suit, Licensee shall obtain the written consent of Licensor to do so and such consent shall not be unreasonably withheld.  Licensor will cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee’s rights to the Intellectual Property.  Any recovery (including, but not limited to, a judgment, settlement or licensing agreement included as a resolution of an infringement dispute) shall be divided equally between the Parties after deduction and payment of reasonable attorneys’ fees to the party bringing the lawsuit.

ARTICLE 8
GENERAL PROVISIONS

8.1           Incorporation by Reference.  The recitals, schedules, exhibits, and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

8.2           Relationship of the Parties.  The sole relationship between the Parties shall be that of independent contractors.  Nothing herein shall be construed to constitute the Parties as legal partners, joint ventures, franchisees, or agents of each other, or impute any obligations, fiduciary or otherwise, express or implied, in any way whatsoever, on either of the Parties.  Neither Party shall make any warranties or representations, or assume or create any obligations on the other Party's behalf except as may be expressly permitted hereby and none have been made except as set forth herein.  Each Party shall be solely responsible for the actions of its respective employees, agents, and representatives.

8.3           Third Party Beneficiaries.  Nothing expressed or implied herein is intended to confer, nor shall anything herein confer, upon any entity other than the Parties and their respective successors and assigns any rights, remedies, obligations or liabilities whatsoever.

8.4           Assignment.  The benefits and obligations of this Agreement shall inure to and be binding upon the Parties and their respective successors and permitted assigns.  Neither Party shall transfer or assign any of its rights or delegate any of its obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party.  Any assignment or purported assignment in violation of this Article shall be null and void.

8.5           Choice of Law.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

8.6           Exclusive Jurisdiction and Venue.  The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

8.7           Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

8.8           Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

i.	To Licensor:	Material Technologies, Inc. Attn: Robert M. Bernstein, Chief Executive Officer 11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 Fax: (310) 473-3177

ii.	To Licensee:	Fatigue Solutions Corp. Attn: Robert M. Bernstein, President 11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 Fax: (310) 473-3177

iii.	With Copy To:	Oswald & Yap Attn: Zach Reeves, Esq. 16148 Sand Canyon Avenue Irvine, CA 92618 Fax: (949) 788-8980

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Article, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Article, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Article, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

8.9           Amendment.  This Agreement shall not be amended, modified, or supplemented by the Parties in any manner, by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party.

8.10         Waiver.  Neither Party shall be deemed, by any act or omission, course of conduct or otherwise, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

8.11         Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.12         Construction.  This Agreement has been negotiated by the Parties and their respective legal counsel at arm’s length and thus shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

8.13         Severability.  In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

8.14         Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

8.15         Basis of Bargain.  EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

8.16         Complete Agreement.  This Agreement and all exhibits hereto, all of which are hereby incorporated herein by reference, constitute the entire Agreement between the Parties with respect to the subject matter hereof, and hereby supersedes all prior and contemporaneous, written or oral agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

LICENSOR:

MATERIAL TECHNOLOGIES, INC.,
a Delaware corporation

 /s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer

LICENSEE:

FATIGUE SOLUTIONS CORP.,
a California corporation

 /s/ William Berks
By: William Berks
Its: Secretary